Exhibit (a)(5)(E)

MorphoSys.com Investors Page

This page is hosted on MorphoSys’ website, MorphoSys.com, in the “Investors” section of the website. This page is available in both English and German.

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Title: Acquisition of MorphoSys by Novartis Closed

Public Takeover Offer by Novartis:

On February 5, 2024, MorphoSys entered into a Business Combination Agreement with Novartis BidCo AG (formerly known as Novartis data42 AG) and Novartis AG (hereinafter collectively referred to as “Novartis”) based on the intention of Novartis to submit a voluntary public takeover offer for all outstanding MorphoSys no-par value bearer shares. Novartis offered MorphoSys shareholders € 68.00 per share in cash, representing a total equity value of € 2.7 billion (the “Takeover Offer”).

On April 11, 2024, Novartis submitted its Takeover Offer to MorphoSys shareholders. The acceptance period of the Takeover Offer ended on May 13, 2024. The settlement of the shares tendered during the acceptance period and the change of control occurred on May 23, 2024. The statutory two-week additional acceptance period ended on May 30, 2024. The settlement of the shares tendered during the additional acceptance period occurred on June 10, 2024.

As of June 20, 2024, Novartis holds approximately 91.04% of the total MorphoSys share capital, including purchases by Novartis outside of the Takeover Offer. As a result, Novartis is the majority shareholder of MorphoSys, making MorphoSys a Novartis company.

Delisting Purchase Offer by Novartis:

On June 20, 2024, MorphoSys and Novartis signed a delisting agreement confirming that Novartis intends to launch a public delisting purchase offer (the “Delisting Offer”) for all outstanding MorphoSys no-par value bearer shares that are not presently held by Novartis. Novartis will offer MorphoSys shareholders € 68.00 per share in cash, corresponding to its preceding Takeover Offer.

On July 4, 2024, Novartis published its Delisting Offer document following approval by the German Federal Financial Supervisory Authority (“BaFin”). With the publication of the offer document, the acceptance period has commenced and will expire on August 2, 2024, at 24:00 hours CEST and 18:00 hours EDT. The Novartis Delisting Offer document is available here.

The MorphoSys Management Board and Supervisory Board have published a joint reasoned statement unanimously recommending its shareholders accept the Delisting Offer. The MorphoSys joint reasoned statement on the Delisting Offer is available here.

Now that the Novartis Delisting Offer document is published, MorphoSys will apply for revocation of the admission to trading of MorphoSys shares on the regulated market of the Frankfurt Stock Exchange. MorphoSys will also delist from Nasdaq. After the delisting becomes effective, MorphoSys shares will no longer be traded on the regulated market of the Frankfurt Stock Exchange or on Nasdaq, and follow-up obligations from such a public listing no longer apply. Additionally, following deregistration with the U.S. Securities and Exchange Commission (the “SEC”), MorphoSys will no longer be required to file reports with the SEC. Delisting from both the Frankfurt Stock Exchange and Nasdaq is expected to take place in the third quarter of 2024.

Merger Squeeze-out:

On June 20, 2024, Novartis BidCo Germany AG, an indirect 100% subsidiary of Novartis, also informed MorphoSys of their intention to merge MorphoSys into Novartis BidCo Germany AG. In this context, Novartis BidCo Germany AG has proposed entering negotiations with the MorphoSys Management Board regarding a merger agreement.

Given Novartis BidCo Germany AG holds approximately 91.04% of MorphoSys’ total share capital, Novartis BidCo Germany AG is able to facilitate a squeeze-out of MorphoSys’ minority shareholders in connection with such a merger. Novartis BidCo Germany AG will therefore seek the transfer of MorphoSys’ minority shareholders’ shares to Novartis BidCo Germany AG against an adequate cash compensation (merger squeeze-out). The amount of the cash compensation has not yet been determined.

It is planned that the necessary shareholders’ resolution on the merger squeeze-out will be adopted at the MorphoSys Annual General Meeting expected to take place in August 2024.

Public Communications:

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February 5, 2024, MorphoSys Ad-Hoc: MorphoSys AG Enters into Business Combination Agreement to be Acquired by Novartis for € 2.7 Billion Equity Value and into Purchase Agreement with Incyte for the Sale of Tafasitamab

•	February 5, 2024, MorphoSys Press Release: MorphoSys Enters into Business Combination Agreement to be Acquired by Novartis for € 2.7 Billion Equity Value

•	February 5, 2024, MorphoSys Investor & Analyst Presentation: MorphoSys to be Acquired by Novartis

•	April 11, 2024, MorphoSys Press Release: MorphoSys’ Management Board and Supervisory Board Recommend Shareholders Accept Public Takeover Offer by Novartis

•	April 11, 2024: Letter to MorphoSys Shareholders from Jean-Paul Kress, M.D., CEO, MorphoSys

•	April 11, 2024: Notice to the Bondholders (Publication of an Offer Document)

•	April 11, 2024: Joint Reasoned Statement of the MorphoSys Management Board and Supervisory Board

•	May 16, 2024, Novartis Press Release: Novartis meets all tender offer conditions to acquire MorphoSys AG for EUR 68 per share in cash

•	May 16, 2024: Notice to the Bondholders (Acceptance Event)

•	May 23, 2024: Notice to the Bondholders (Occurrence of an Acquisition of Control)

•	June 20, 2024, MorphoSys Ad-Hoc: Novartis BidCo Germany AG Intends to Implement a Merger Squeeze-out of MorphoSys AG’s Minority Shareholders

•	June 20, 2024, MorphoSys Press Release: MorphoSys and Novartis Sign Delisting Agreement and Intend to Implement a Merger Squeeze-out of MorphoSys’ Minority Shareholders

•	June 20, 2024: Notice to the Bondholders (Occurrence of an Acquisition of Control)

•	July 4, 2024: Novartis Delisting Offer Document

•	July 4, 2024: Joint Reasoned Statement of the MorphoSys Management Board and Supervisory Board on the Delisting Offer

Additional Information and Where to Find It

The delisting offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). Following approval by the German Federal Financial Supervisory Authority (the “BaFin”), Novartis BidCo AG (the “Bidder”) has published an offer document containing the final terms and further provisions regarding the offer to purchase all outstanding Company no-par value bearer shares, including all no-par value bearer shares represented by American Depositary Shares, at an offer price of € 68.00 per share in cash (the “Delisting Offer”). The Bidder and Novartis AG will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing the offer document, the means to tender and other related documents (together, the “Delisting Offer Documents”). The Delisting Offer will be made solely pursuant to the Delisting Offer Documents, which contain the full terms and provisions of the Delisting Offer. The Company’s management board and supervisory board have issued a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE DELISTING OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE DELISTING OFFER. The Delisting Offer Documents and the Recommendation Statements will be distributed to all stockholders of the Company in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents will be made available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Delisting Offer Documents and the Recommendation Statements, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder obtained no-action and exemptive relief from the SEC to conduct the Delisting Offer in the manner described in the Delisting Offer Documents.

Acceptance of the Delisting Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Delisting Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward-Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Delisting Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the expected timetable for the consummation of the Delisting Offer and the delisting; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to how many of the Company’s stockholders will tender their stock in the Delisting Offer; the possibility that competing offers will be made; the effects of the acquisition of MorphoSys by Novartis AG on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the acquisition of MorphoSys by Novartis AG; transaction costs associated with the Delisting Offer; potential operational difficulties with integrating MorphoSys with Novartis AG; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Tender Offer Statement on Schedule TO and related Delisting Offer documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

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